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                                                                  Exhibit 99


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                                                   SOLUTIA INC.

                           COMPUTATION OF THE RATIO OF EARNINGS (LOSS) TO FIXED CHARGES

                                              (DOLLARS IN MILLIONS)

                                                                                                        NINE MONTHS
                                                                                                           ENDED
                                                                                                       SEPTEMBER 30,
                                                  1998      1999        2000        2001       2002        2003
                                                  ----      ----        ----        ----       ----    -------------
Income (loss) from continuing operations,
  before income taxes and equity
  earnings (loss) from affiliates(1).........     $ 352     $ 262      $  (5)      $(111)     $ (32)      $ (258)

Add:
    Fixed charges............................        58        62         85          83         98           84
    Amortization of capitalized interest.....         7         7          7           7          7            5
    Dividends from affiliated companies......        37        60         45          30         25           --

Less:
    Interest capitalized.....................        (6)      (13)       (17)         (2)        (1)          (1)
                                                  -----     -----      -----       -----      -----       ------
        Income (loss) as adjusted............     $ 448     $ 378      $ 115       $   7      $  97       $ (171)
                                                  =====     =====      =====       =====      =====       ======

Fixed charges
    Interest expensed and capitalized........        49        53         73          72         85           74
    Estimate of interest within rental
      expense................................         9         9         12          11         13           10
                                                  -----     -----      -----       -----      -----       ------
        Fixed charges........................     $  58     $  62      $  85       $  83      $  98       $   84
                                                  =====     =====      =====       =====      =====       ======

Ratio of Earnings (Loss) to Fixed Charges(2).      7.72      6.10       1.35        0.08       0.99        (2.04)

(1) Includes restructuring and other items of $173 million for the nine months ended September 30, 2003, $17 million for the year ended December 31, 2002, $86 million for the year ended December 31, 2001, $107 million for the year ended December 31, 2000 and $61 million for the year ended
    December 31, 1999.

(2) Earnings (loss) for the nine months ended September 30, 2003, and the years ended December 31, 2002, and 2001, would have to be $255 million, $1 million and $76 million higher, respectively, in order to achieve a one-to-one ratio.
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